Exhibit 99

Cicero Inc. Acquires Assets of SOAdesk, LLC;

Closes Initial Round of Series B Preferred Offering

Acquisition Unites Best of Breed Desktop Integration and Leading Customer Interaction Management Software; Combined Products Offer Complete Customer Interaction Management Platform to Reduce Enterprise Costs and Help Companies Deliver an Improved Customer Experience

Cary, NC—January 19, 2010—Cicero Inc. (BB: CICN), a leading provider of desktop automation and integration solutions, announced today that it has completed the acquisition of SOAdesk, LLC’s innovative Customer Interaction Management (CIM) technology – United Desktop® -- through an Asset Purchase Agreement dated as of January 15, 2010 among Cicero, SOAdesk, and Vertical Thought, Inc., an affiliate of SOAdesk.  Simultaneously, Cicero has also closed an offering of an initial round of its Series B Convertible Preferred Stock.

As a result of the acquisition, Cicero will provide a new set of product offerings called Cicero XM™ that combine Cicero’s leading desktop integration software with SOAdesk’s United Desktop® technology. Under the terms of the acquisition, Cicero has agreed to pay a minimum of $2.525 million over the next three years through a combination of stock and cash for the assets of SOAdesk. In addition, SOAdesk could earn additional consideration based upon certain earn-out formulas within the contract.   The initial Series B round of Convertible Preferred Stock, in excess of $1.35 million, will provide funding for the acquisition and working capital to launch the new products.

“This acquisition combines our expertise in surface integration with SOAdesk’s United Desktop technology, enabling us to provide our customers and partners with the tools and solutions they need to deliver exceptional customer interactions while leveraging an enterprise’s existing technology assets and data. Partners and analysts all agree – to win and keep customers, you must be able to work faster, smarter and provide better service to your customers,” said John Broderick, Chief Executive Officer for Cicero.  “Today, we can say that we believe we provide the first and only CIM solution that excels in all three areas – while allowing clients to adapt to changes in their business model practically overnight.  This combination enables real business transformation for our clients and we’re excited to be able to deliver it all under one roof.”

The acquisition makes Cicero, a pioneer in desktop integration and automation, a much broader provider of solutions in the contact services marketplace, estimated by many analysts to be in excess of $1.5 billion per year. By acquiring SOAdesk’s United Desktop® technology, Cicero is now the only company to offer organizations a complete customer interaction management platform that leverages an enterprise’s existing technology assets and data, and repurposes it to provide employees the information they need, when they need it and how they need it, to be able to serve customers faster, more accurately and in a brand-positive way.

“Cicero’s sweet spot has been its ability to integrate disparate applications quickly and seamlessly, providing a very rapid return on investment for its customers,” added Broderick. “Our core technology will be enhanced by SOADesk’s United Desktop, which together will allow customers to choose and grow from surface integration solutions up the solutions stack, to complete customer interaction management solutions.”

Complementing the existing Cicero team, Tony Castagno, CEO of SOAdesk, will lead the technology team as Chief Technology Officer (CTO).  Jim Hunt, CTO of SOAdesk, will head product development, and Mike Garner, President and founder of SOAdesk, will lead worldwide sales.

Cicero’s current desktop product, Cicero Integrator, will continue to provide award-winning application automation features, and Cicero XM will allow customers to use the power of desktop integration to share data, automate processes, and unify desktop applications, as well as improve customer interactions using the many new features from the United Desktop technology.

Cicero XM will expand Cicero’s existing desktop integration or surface integration solution with new features such as enhanced workflow, a powerful new workspace, and a new configuration toolkit. This combined offering provides an enterprise model for truly managing customer interactions using the best of breed applications and systems that customers already have. Cicero XM will:

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Enable business transformation through dramatic improvements in business user efficiency, effectiveness and operational insight.

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Help companies improve the overall customer experience they deliver by combining enterprise data from the desktop with telephony and other sources, creating long-term customer loyalty and value to the enterprise.

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Reduce costs and increase profitability of each customer interaction using new features such as dynamic scripting, reporting, integrated messaging, and many others.

Under the direction of Tony Castagno as Cicero’s CTO, the company will continue to innovate and leverage emerging technologies to maintain its leadership position in the Customer Interaction Management space.

“My experience with desktop integration has shown that the ultimate goal is to provide organizations with the tools they need to deliver the best customer interaction possible,” said Castagno. “Cicero XM builds upon surface integration by leveraging existing technology investments and adding new features such as dynamic scripting, cross application workflow, telephony integration, and universal enterprise data access, to improve both the agent and customer experience while reducing costs.”

About Cicero Inc.

Cicero, Inc. provides solutions that enable business transformation of enterprise interactions for Global Fortune 500 and other companies and government organizations.  Cicero’s XM technology delivers this capability via a unique and innovative combination of integration, automation, presentation and analytics capabilities, built to transform customer interaction into the most powerful marketing and branding asset a company can own. Learn more about Cicero at www.ciceroinc.com.

Cicero, Cicero Integrator, Cicero XM, and United Desktop are trademarks or registered trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Contact:

Keith Anderson

Director of Client Services

kanderson@ciceroinc.com

919-380-5092